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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Cyanotech Corporation:

        We consent to the incorporation by reference in the Registration Statement Nos. 33-63789, 33-55310 and 333-42484 on Form S-8 and 333-42486 and 333-101401 on Form S-3 of Cyanotech Corporation of our report dated May 2, 2003 with respect to the consolidated balance sheets of Cyanotech Corporation and subsidiaries as of March 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended March 31, 2003, which report is included in the 2003 annual report on Form 10-K of Cyanotech Corporation. We also consent to the incorporation by reference of our report dated May 2, 2003 relating to the financial statement schedule of Cyanotech Corporation and subsidiaries in the aforementioned 2003 annual report on Form 10-K, which report is included in said Form 10-K.

        Our report dated May 2, 2003 with respect to the consolidated financial statements of Cyanotech Corporation and subsidiaries and our report dated May 2, 2003 with respect to the financial statement schedule of Cyanotech Corporation and subsidiaries contain an explanatory paragraph that states that the Company has suffered recurring losses from operations and has limited sources of additional liquidity to enable it to sufficiently liquidate its debts as they be come due, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
Honolulu, Hawaii
July 14, 2003

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Independent Auditors' Consent